UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 22, 2005

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Capitol Landing Road

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information in this report set forth under Item 2.01 and Item 2.03 is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On July 22, 2005, an indirect subsidiary of the Company acquired the 292 room Hilton Jacksonville Riverfront Hotel (the “Hotel”) in Jacksonville, Florida from BIT Holdings Seventeen, Inc., an affiliate of the AFL-CIO Building Investment Trust (the “Trust”), for an aggregate price of $22 million. Mercantile Safe Deposit and Trust Company, in its capacity as trustee for the Trust, financed a portion of the purchase price by extending a $18 million mortgage loan (the “Loan”) to the purchaser. Pursuant to the terms of a Purchase Sale and Contribution Agreement dated May 20, 2005, MHI Hotels, LLC (“MHI Hotels”), an affiliate of MHI Hotels Services LLC, contributed furniture, fixtures and equipment used in the operation of the Hotel and assigned its leasehold interest and other rights relating to the property to the purchaser in exchange for 90,569 units in our operating partnership, MHI Hospitality L.P. (the “Operating Partnership”), valued at approximately $913,000. The remaining portion of the purchase price was paid in cash utilizing proceeds from the Company’s initial public offering and from the mortgage financing.

The number of units issued by the Operating Partnership to MHI Hotels was determined by dividing the agreed-upon value of MHI Hotels’ interest in the former operating lease for the Hotel determined pursuant to the terms of such lease, by the average of the last reported trade price for the Company’s common stock for the ten trading day period prior to the Closing. MHI Hotels previously had leased the Hotel from the seller pursuant to a long-term lease. MHI Hotels is indirectly owned by Andrew M. Sims, Kim E. Sims, Christopher L. Sims and William Zaiser each of whom is an officer and/or director of the Company. The Company’s Audit Committee, which consists of independent members of the Company’s Board of Directors, approved the terms of the transaction with respect to MHI Hotels.

The Company will pursue a $3.0 million capital improvement program for the Hotel which will be funded by a portion of the proceeds from the Company’s initial public offering.

The property will be managed by MHI Hotels Services LLC, which has managed the Hotel since its acquisition by the seller in 1996.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement of a Registrant

The acquisition of the Hotel was funded in part by means of a $18 million five year mortgage loan provided by the Mercantile Safe Deposit and Trust Company in its capacity as trustee of the Trust (the “Lender”). The Loan is secured by a lien against all of the assets of the Hotel, a lien on the rents and profits of the Hotel and a mortgage on the real property. The Company has also committed $3 million to fund improvements to the Hotel which amount also secures the Loan.

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The Loan bears interest at eight percent (8%) per year, payable monthly during the term, and is scheduled to mature in July, 2010. Borrower, at its option, may elect to exercise a one-time extension of the maturity date for a period of one year, subject to certain conditions, including the payment of an extension fee in an amount of one-quarter of one percent (0.25%) of the outstanding Loan balance and the continued payment of monthly interest payments. The loan may not be prepaid during the first four years, and may be prepaid at par during the fifth year.

Upon the occurrence of any of the events of default set forth in the Loan Agreement, the Lender, at its option, may accelerate the Loan and the balance outstanding on the Loan, together with all interest accrued thereon, will be immediately due and payable.

The Operating Partnership and MHI Hospitality TRS LLC, an indirect subsidiary of the Company and the lessee of the Hotel pursuant to an operating lease with the purchaser, have guaranteed the purchaser’s obligations under the Loan.

The Loan is also guaranteed in part by MHI Hotels provided, however, that such guaranty is limited to a fix dollar amount and requires the lender to pursue remedies initially under the loan agreements against collateral provided by the borrower and its affiliates before proceeding against the guarantor.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired and (b) Pro Forma Financial Information.

The financial statements and pro forma financial information required by Item 9.01(a) and 9.01(b) are currently being prepared. The Company will file the required financial statements and pro forma financial information under the cover of Form 8-K/A as soon as practicable but in no event later than [October 5, 2005].

(c) Exhibits.

10.16	Loan Agreement dated July 22, 2005 by and between MHI Jacksonville LLC and the Mercantile Safe Deposit and Trust Company.

10.17	Promissory Note dated July 22, 2005 by and between MHI Jacksonville LLC and the Mercantile Safe Deposit and Trust Company.

99.1	Press release of MHI Hospitality Corporation dated July 26, 2005, announcing the acquisition of the Hilton Jacksonville Riverfront hotel.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2005

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

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